CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 20, 2010, relating to the financial statements and financial highlights which appear in the August 31, 2010 Annual Report to Shareholders of Undiscovered Managers Behavioral Growth Fund, Undiscovered Managers Behavioral Value Fund and JPMorgan Realty Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 22, 2010